                                                                   EXHIBIT 10.82

                                   AGREEMENT

                                by and between

                             MICROSEMI CORPORATION

                                      and

                               Philip Frey, Jr.

                               TABLE OF CONTENTS
                               -----------------

1.   Term..................................................................   3
2.   Terminations by Executive.............................................   3

     a.  Termination by Executive for "Good Reason"........................   3
     b.  Change of Control.................................................   4
     c.  Voluntary Termination by Executive................................   4

3.   Executive's Benefits Following Termination............................   5

     a.  Executive's Benefits in Termination by Executive without "Good
         Reason" following Change in Control...............................   5

         (i)    Salary.....................................................   5
         (ii)   Incentive Compensation.....................................   5
         (iii)  Car Allowance..............................................   5
         (iv)   Stock Options..............................................   5
         (v)    Medical Insurance..........................................   5
         (vi)   Retirement Plans; Unvested Company Contribution............   6
         (vii)  Vacation and Sick Leave....................................   6
         (viii) General....................................................   6

     b.  Executive's Benefits in Termination by Executive for "Good Reason"
         or by Company following Change in Control.........................   6

         (i)    Salary.....................................................   6
         (ii)   Incentive Compensation.....................................   7
         (iii)  Car Allowance..............................................   7
         (iv)   Stock Options..............................................   7
         (v)    Medical and Life Insurance.................................   7
         (vi)   Retirement Plans; Unvested Company Contribution............   7
         (vii)  Vacation and Sick Leave....................................   8
         (viii) General....................................................   8

4.   Other Benefits Following Termination..................................   8
5.   Excise Taxes..........................................................   8
6.   Indemnification.......................................................   9
7.   Obligatory Restrictions on Executive..................................   9

     a.  Non-Competition...................................................  10
     b.  No Solicitation of Employees......................................  10
     c.  Consideration.....................................................  10

8.   Termination of Certain Benefits Following New Employment..............  10
9.   No Mitigation by Executive Required...................................  11
10.  Binding Agreement.....................................................  11
11.  No Attachment.........................................................  11
12.  Assignment and Other Rights...........................................  12

13.  Waiver................................................................  12
14.  Notice................................................................  12
15.  Governing Law.........................................................  13
16.  Costs.................................................................  13
17.  Severability..........................................................  13
18.  Arbitration...........................................................  13
19.  Entire Agreement......................................................  14
20.  Separate Counsel......................................................  15

                                   AGREEMENT

     THIS AGREEMENT dated as of November 18, 1997 is made by and between Philip Frey, Jr. ("Executive") and MICROSEMI CORPORATION, a Delaware corporation ("Company")

     NOW, THEREFORE, for good and valuable considerations, receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Term. The term of this Agreement shall commence on the date hereof. The term of this Agreement shall be renewed automatically on a daily basis so that the outstanding term is always two (2) years after the date on which notice of non-renewal or termination of this Agreement is given by the Executive to the Company or by the Company to the Executive. This Agreement relates to Executive's employment with the Company, or any subsidiary, successor, assign or affiliate of the Company, under any written or oral agreement. For purposes of the following provisions "Date of Termination" means the effective date of termination of Executive's employment with any of the entities described above, after notice and lapse of the notice period as required herein.

     2.   Terminations by Executive.

          a. Termination by Executive for "Good Reason." Following a Change in Control, Executive may terminate his active employment under his oral or written employment agreement with the Company upon five (5) days' written notice to the Company given within ninety (90) days following the date on which the Executive becomes aware of any of the following events, each of which shall be deemed to be good reason for termination by Executive:

              (i) any reduction in, or limitation upon, the compensation, reimbursable expenses or other benefits provided in this Agreement, other than
(A) as generally effected by valid public law or regulation or (B) as results from change in the amount of the incentive compensation pool if not resulting from changes in the incentive pool formula or allocations and not resulting from accounting or operational effects of the acquisition;

              (ii) any change in assignment of Executive's primary duties to a work location more than 50 miles from the Company's principal executive office at 2830 South Fairview Street, Santa Ana, California 92704, without Executive's prior written consent;

              (iii) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company;

              (iv) any material breach by the Company of any provision of this Agreement; or

              (v) any action taken by the Board or a standing Committee of the Board in connection with, or the formation of a special Committee of the Board for the purpose of, effecting any of the events listed in subparagraphs (i) through (iv) immediately above;

          b. Change of Control. For purposes of this Agreement, "Change in Control" means the occurrence of any of the following events:

              (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company's then outstanding voting securities;

              (ii) Consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty-one percent (51%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approving a plan of complete liquidation of the Company or a consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.

          c. Voluntary Termination by Executive. After a Change in Control, without reason or for any reason other than one set forth in Section 2.a above, Executive may voluntarily terminate his employment with the Company under any oral or written employment agreement upon a minimum of one (1) month's written notice to the Company.

     3.   Executive's Benefits Following Termination.

          a. Executive's Benefits in Termination by Executive without "Good Reason" following Change in Control. If this Agreement is terminated following a Change in Control by Executive without "Good Reason":

              (i) Salary. Executive or his estate shall be entitled to receive 100% of his latest base salary for a period of n months following the Date of Termination (where n is equal to the sum of three (3) months plus a number of months equal to the number of years elapsed from the Hire Date to the date notice of termination is given).

              (ii) Incentive Compensation. Executive or his estate will be entitled to receive a prorated portion of the incentive compensation for the partial year ending on the Date of Termination.

              (iii) Car Allowance. The car allowance shall continue until the expiration of n months after the Date of Termination (where n is equal to the sum of three (3) months plus a number of months equal to the number of years elapsed from the Hire Date to the date the Company gives notice of termination), subject to termination as described in Section 7.

              (iv) Stock Options. The restricted stock granted by the Company to Executive under all plans and all stock options and general stock appreciation rights granted by the Company to Executive will remain in existence, and continue to vest and remain exercisable for a period ending n months after the Date of Termination (where n is equal to the sum of three (3) months plus a number of months equal to the number of years elapsed from the Hire Date to the date the Company gives notice of termination), subject in either case to the latest expiration date specified in the restricted stock or option agreements.

              (v) Medical and Life Insurance. Payment of premiums for medical, dental and vision insurance and life insurance by the Company shall continue on and subject to the terms of this Agreement for a period ending n months after the Date of Termination (where n is equal to the sum of three (3) months plus a number of months equal to the number of years elapsed from the Hire Date to the date the Company gives notice of termination), subject to termination under Section 7.

              (vi) Retirement Plans; Unvested Company Contribution. The Executive shall be entitled to receive, not later than the fifteenth (15th) day following the Date of Termination, all benefits payable to him under any of the Company's tax-qualified employee benefit plans and any other plan, program or arrangement relating to deferred compensation, retirement or other benefits including, without limitation, any profit sharing, 401(k), employee stock ownership plan, or any plan established as a supplement to any of the aforementioned plans. The Company shall not be required to pay Executive any amount of unvested Company contributions credited to the Executive's account under any tax-qualified employee benefit plan maintained by the Company as of the Date of Termination. In the event that this paragraph should conflict with the provisions of any of the Company's tax-qualified employee benefit plans and any other plan, program or arrangement relating to deferred compensation, retirement or other benefits including, without limitation, any profit sharing, 401(k), employee stock ownership plan, or any plan established as a supplement to any of the aforementioned plans, then the provisions of the plan shall govern.

              (vii) Vacation and Sick Leave. The Company shall also pay Executive, not later than the second day following the Date of Termination, a pro rata amount of his base salary under his employment agreement, in effect on the Date of Termination, for each day of vacation leave which has accrued as of the Date of Termination, but which is unpaid as of such date, to which Executive is entitled under the Company's vacation leave policy. The Company shall be required to pay for sick leave days only to the extent that Executive has taken sick leave on or prior to the Date of Termination to which Executive is entitled under the Company's sick leave policy.

              (viii) General. Executive or his estate shall also be entitled to any other amounts then owing or accrued but unpaid to the Executive pursuant to any plans or arrangements of the Company.

          b. Executive's Benefits in Termination by Executive for "Good Reason" or by Company following Change in Control. If this Agreement is terminated following a Change in Control by Executive for "Good Reason" or by the Company:

              (i) Salary. Executive or his estate shall be entitled to receive 100% of his latest base salary for a period equal to the longer of (a) a period of two (2) years following the Date of Termination or (b) a period ending n months after the Date of Termination (where n is equal to the sum of three (3) months plus a number of months equal to the number of years elapsed from the Hire Date to the date the Date of Termination).

              (ii) Incentive Compensation. Executive or his estate will be entitled to receive incentive compensation of two (2) times the highest annual incentive compensation amount paid during any of the preceding three (3) full plan years.

              (iii) Car Allowance. The car allowance shall continue for a period equal to the longer of (a) a period of two (2) years following the Date of Termination or (b) a period ending n months after the Date of Termination (where n is equal to the sum of three (3) months plus a number of months equal to the number of years elapsed from the Hire Date to the date the Date of Termination), in either case subject to termination as described in Section 7.

              (iv) Stock Options. The restriction or forfeiture period on any restricted stock granted by the Company to Executive under all plans and all stock options and general stock appreciation rights granted by the Company to Executive shall lapse or accelerate, as the case may be, and become fully vested and exercisable on the Date of Termination, and shall remain exercisable for a period equal to the longer of (a) a period of two (2) years following the Date of Termination or (b) a period ending n months after the Date of Termination (where n is equal to the sum of three (3) months plus a number of months equal to the number of years elapsed from the Hire Date to the date the Date of Termination), subject in either case to the latest expiration date specified in the restricted stock or option agreements.

              (v) Medical and Life Insurance. Payment of premiums for medical, dental and vision insurance and life insurance by the Company shall continue on and subject to the terms of this Agreement for a period equal to the longer of (a) a period of two (2) years following the Date of Termination or (b) a period ending n months after the Date of Termination (where n is equal to the sum of three (3) months plus a number of months equal to the number of years elapsed from the Hire Date to the date the Date of Termination), in either case subject to termination under Section 7.

              (vi) Retirement Plans; Unvested Company Contribution. The Executive shall be entitled to receive, not later than the fifteenth (15th) day following the Date of Termination, all benefits payable to him under any of the Company's tax-qualified employee benefit plans and any other plan, program or arrangement relating to deferred compensation, retirement or other benefits including, without limitation, any profit sharing, 401(k), employee stock ownership plan, or any plan established as a supplement to any of the aforementioned plans. The Company shall also pay Executive, not later than the fifteenth (15th) day following the Date of Termination, an amount equal to all unvested Company contributions credited to the Executive's account under any tax-qualified employee benefit plan maintained by the Company as of the Date of Termination. In the event that this paragraph should conflict with the provisions of any of the Company's tax-qualified employee benefit plans and any other plan, program or arrangement relating to deferred compensation, retirement or other benefits including, without limitation, any profit sharing, 401(k), employee stock ownership plan, or any plan established as a supplement to any of the aforementioned plans, then the provisions of the plan shall govern, provided that the Company's contribution shall vest pursuant to this Section.

              (vii) Vacation and Sick Leave. The Company shall also pay Executive, not later than the second day following the Date of Termination, a pro rata amount of his base salary under his employment agreement, in effect on the Date of Termination, for each day of vacation leave which has accrued as of the Date of Termination, but which is unpaid as of such date, to which Executive is entitled under the Company's vacation leave policy. The Company shall be required to pay for sick leave days only to the extent that Executive has taken sick leave on or prior to the Date of Termination to which Executive is entitled under the Company's sick leave policy.

              (viii) General. Executive or his estate shall also be entitled to any other amounts then owing or accrued but unpaid to the Executive pursuant to any plans or arrangements of the Company.

     4. Other Benefits Following Termination. Executive shall also be entitled to the following additional benefits upon or following such termination:

          a. During the period following employment or benefits hereunder, to the extent required by law, Executive shall have the rights under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), or any successor statute.

     5. Excise Taxes. If all or any portion of the amounts payable to Executive or on Executive's behalf under this Agreement or otherwise are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (or similar state tax and/or assessment), the Company shall pay to Executive an amount necessary to place Executive in the same after-tax position as Executive would have been had no such excise tax been imposed. The amount payable pursuant to the preceding sentence shall be grossed-up to the extent necessary to pay income and excise taxes due on such amount. The determination of the amount of any such tax indemnity shall initially be made by the independent accounting firm then employed by the Company. If at a later date it is determined (pursuant to final regulations or published rulings of the IRS, final judgment of a court of competent jurisdiction or otherwise) that the amount of excise taxes payable by Executive is greater than the amount initially so determined, then the Company (or its successor) shall pay Executive an amount equal to the sum of (1) such additional excise taxes, (2) any interest, fines and penalties resulting from such underpayment, plus (3) a gross-up amount necessary to reimburse Executive for any income, excise or other taxes payable by Executive with respect to the amounts specified in (1) and (2) above, and the reimbursement provided by this clause (3).

     6. Indemnification. For at least ten (10) years following the Date of Termination for any reason, Executive shall continue to be indemnified under the Company's Certificate of Incorporation and Bylaws at least to the same extent indemnification was available prior to the Date of Termination and permitted by law, and Executive shall be insured under the directors' and officers' liability insurance, the fiduciary liability insurance and the professional liability insurance policies that are the same as, or provide coverage at least equivalent to, those applicable or made available by the Company to the then members of senior management of the Company. Independent of such provision, if at any time Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that Executive is or was a director or officer of the Company or serves or served any other corporation fifty percent (50%) or more owned or controlled by the Company in any capacity at the Company's request, Executive shall be indemnified by the Company, and the Company shall pay Executive's related expenses when and as incurred, all to the full extent permitted by law.

     7. Obligatory Restrictions on Executive. Executive agrees that during the period of the commencing on the Date of Termination and extending the lesser of two years or n months (where n is equal to the sum of three (3) months plus a number of months equal to the number of years elapsed from the Hire Date to the date notice of termination is given), except as provided below or with the Company's written consent, he will be bound by the following restrictive covenants:

          a. Non-Competition. Following any involuntary termination following a Change in Control or a termination by Executive for Good Reason following a Change in Control, the restrictions in this paragraph, and any similar restrictions under any employment agreement between the Company and Executive or otherwise shall be of no force or effect. In the event of a voluntary termination (other than for Good Reason) by Executive following a Change in Control, Executive will not, directly or indirectly, engage for his own account in, or own, manage, operate, control, be employed as an employee or consultant, buy, participate in, or be connected in any manner with the ownership, management, operation or control of any firm, corporation, association, or other business entity which is in competition with the business of the Company; provided that Executive may invest in a business competitive with the Company to an extent not exceeding five percent (5%) of the total outstanding shares at the time of such investment in each one or more companies. A business will be considered for this purpose in competition with the Company if and only if the products of such business include more than one-third of the Company's products as of immediately prior to the Change in Control. In the event of a breach or threatened breach by Executive of the provisions of this paragraph, the Company shall be entitled to an injunction restraining Executive from violating the provisions of this paragraph.

          b. No Solicitation of Employees. Executive will not solicit or, with the exception of any persons related to Executive by blood, marriage, or adoption, not more remote than first cousin, employ any current or future employee of the Company and will not intentionally disparage the Company, its management or its products.

          c. Consideration. Executive's obligations are made partly in consideration of the salary and other benefits paid or committed to be paid by the Company following the Date of Termination. The restrictive covenants on the part of Executive set forth in this Section 20 shall survive the termination of this Agreement, and the existence of any claims or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense in the enforcement of these covenants.

     8. Termination of Certain Benefits Following New Employment. If Executive accepts a substantial engagement or employment ("New Employment") with any other corporation, partnership, trust, government or other entity at any time during the term of benefit continuation referred to above, the Company may elect that Executive cease to be entitled to car allowance or medical, dental or vision insurance benefits effective upon the commencement of such other engagement or employment. However, Executive shall nevertheless continue to be entitled to the other benefits of this Agreement and shall continue to be bound by the provisions of this Agreement for any remaining duration of any period then applicable to Executive. For the purposes of this provision, "employment" or "engagement" shall exclude (i) service as an officer or director of a personal investment holding company, (ii) service as a director on the Board of a corporation or nonprofit organization, (iii) engagement as a bona fide part-time consultant, or (iv) self-employment or engagement as an officer or director of an operating corporation or enterprise (as opposed to a personal investment holding company) founded or controlled by Executive and which has (and only so long as it continues to have) revenues of less than $25 million per year.

     9. No Mitigation by Executive Required. Company recognizes that because of Executive's special talents, stature and opportunities in the electronics industry, in the event of termination by the Company or Executive before the end of the agreed term, the parties acknowledge and agree that the provisions of this Agreement regarding further payment of base salary, bonuses, and the exercisability of stock options and lapse of the restrictive or forfeiture period on restricted stock constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

     10. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, distributees and assigns, and the Company, its successors and assigns. Executive may not, without the express written permission of the Company, assign or pledge any rights or obligations hereunder to any person, firm or corporation. Such permission shall not be unreasonably withheld. If the Executive should die while any amount would still be payable to Executive if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with this Agreement to the Executive's estate.

     11. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     12. Assignment and Other Rights. The Company will require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be the Date of Termination. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law, or otherwise.

     13. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

     14. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Executive at his home address appearing in the records of the Company, in the case of the Executive, and in the case of the Company, to the attention of the Chairman of the Board at the principal executive offices of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. Acceptance by Executive of benefits of participation shall constitute a certification by Executive of his continued eligibility for participation.

     15. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California.

     16. Costs. Each of the parties shall pay its own expenses, including attorneys' fees, in the negotiation and preparation of this Agreement.

     17. Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect. If this Agreement is held invalid or cannot be enforced, then to the full extent permitted by law, any prior agreement between the Company (or any predecessor thereof) and Executive shall be deemed reinstated as if this Agreement has not been executed.

     18.  Arbitration.

          a. Any disagreement, dispute, controversy or claim arising out of or in any way related to this Agreement or the subject matter thereof or the interpretation hereof or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity hereof shall be settled exclusively and finally by arbitration.

          b. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA"). The arbitral tribunal shall consist of one arbitrator.

          c. The Company shall pay all of the fees, if any, and expenses of such arbitration, and shall also pay all Executive's expenses, including attorneys' fees, incurred in connection with the arbitration regardless of the final outcome of such arbitration.

          d. The arbitration shall be conducted in Orange County, California, or in any other city or county in the United States of America as the parties to the dispute may designate by mutual written consent.

          e. Any decision or award of the tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to review such award by any court or tribunal. The parties hereto agree that the award may be enforced against the parties to the arbitration proceeding or their assets wherever the award may be entered in any court having jurisdiction thereof.

          f. The parties stipulate that discovery may be held in any such arbitration proceeding as provided in Section 1283.05 of the California Code of Civil Procedure, as may be amended or revised from time to time.

          g. During the period until the dispute is finally resolved in accordance with this Section, the Company will continue to pay the Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue the Executive as a participant in all compensation, employee benefit and insurance plans, programs, arrangements and perquisites in which the Executive was participating or entitled when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this paragraph (c). Amounts paid under this paragraph (c) shall be repaid to the Company or be offset against or reduce any other amounts due the Executive under this Agreement, as appropriate, only upon the final resolution of the dispute.

     19. Entire Agreement. As of the date hereof, all previous agreements relating to the employment of Executive, however styled, are hereby superseded to the extent inconsistent herewith, and, excepting Executive's present participation in Company stock and/or other benefit plans or programs and the agreements thereunder, which are hereby reaffirmed in all respects by both parties thereto except as expressly modified by this Agreement, this Agreement embodies all agreements, contracts, and understandings by and between the parties hereto. In addition, this Agreement supersedes and amends any subsequent employment agreement between Executive and the Company except to the extent such subsequent agreement expressly provides or provides benefits in excess of those herein provided. Should any other agreement, plan or arrangement between Company and Executive or other officers or employees of the Company provide for greater benefits upon a change in control, the terms of such other agreement, plan or arrangement shall apply to Executive on a "most favored" basis. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

     20. Separate Counsel. The Company has been represented by Stradling, Yocca, Carlson & Rauth in the negotiation and execution of this Agreement. The Executive has been invited and given opportunity to engage counsel to review or negotiate this Agreement, and Executive has either done so or chosen not to engage counsel.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.


EXECUTIVE:                        COMPANY:

                                  MICROSEMI CORPORATION


/s/ Philip Frey, Jr.              By: /s/ Martin H. Jurick
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                                          Martin H. Jurick,
                                          Chairman of the Compensation Committee

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